Exhibit 99.1

Press Release

CONTACT:

Tricia Haugeto

Array BioPharma Inc.
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE
THIRD QUARTER OF FISCAL 2003

Boulder, Colo., (May 5, 2003) - Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the third quarter of fiscal 2003, ended March 31, 2003.

During the third quarter of fiscal 2003, Array reported total revenue of $8.0 million, down 16% from $9.5 million during the same period in fiscal 2002. Net loss was $6.1 million, or ($0.22) per share for the third quarter, compared to a net loss of $864,000 or ($0.03) per share for the comparable quarter in fiscal 2002.  The loss in the current quarter includes a restructuring charge of approximately $600,000.  Array ended the third quarter of fiscal 2003 with $41.0 million in cash and marketable securities.

“These results are in line with our adjusted financial guidance for the quarter,” said Robert E. Conway, Chief Executive Officer.  “We are excited about moving our lead proprietary MEK program into preclinical safety assessment testing this summer, demonstrating the power of the Array Discovery Platform.  This same Platform has been successful in filling product pipelines for our pharmaceutical and biotech collaborators.”

Highlights during the third quarter of fiscal 2003 include:

•                  Increased investment in Array’s proprietary research to $3.0 million for the current quarter, compared to $1.6 million for the same period in the last fiscal year.

•                  Continued progress with MEK, Array’s most advanced proprietary drug program.  Array is producing bulk material in its cGMP facility for preclinical safety assessment, to begin this summer, and Phase I clinical testing.

•                  Advanced development on two other proprietary programs, which are in early preclinical testing, for oncology and inflammation indications.

•                  Continued progress on several other proprietary programs that are in lead generation and advancement is expected on several into lead optimization in

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fiscal 2004.

•                  Expanded capabilities in drug metabolism, pharmacology and toxicology.  Array hired Patrice Lee, Ph.D., with 15 years of industry experience, to lead, staff and operate its new pharmacology facility and pharmacology/toxicology program.

•                  Reduced internal cost structure and future spending, providing Array with approximately four years of projected cash based on current estimates.

•                  Added professional staff to Array’s business development department.

Array also reported revenue for the nine-month period ended March 31, 2003, of $28.0 million, an increase of 12% compared to revenues of  $25.1 million for the same period in fiscal 2002.  Net loss for the nine months ended March 31, 2003, was $10.2 million, or ($0.37) per share, compared to a net loss of $3.6 million, or ($0.15) per share per share, reported in the same period in fiscal 2002.

Array will hold a conference call on Tuesday, May 6, 2003, at 9:00 a.m. eastern time to discuss these results and Array’s earnings guidance for the remainder of fiscal 2003 and fiscal 2004.  If there is any additional information provided during this call, it will be available on a replay of the call and as a web cast on www.arraybiopharma.com.  Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

CONFERENCE CALL INFORMATION

Date:	Tuesday, May 6, 2003
Time:	9:00 a.m. eastern time
Toll-Free:	(800) 289-0730
Toll:	(913) 981-5509
Pass Code:	734913
Web Cast:	www.arraybiopharma.com

There will be a replay of the conference call for one week, which can be accessed in the United States by dialing toll-free (888) 203-1112, and outside the United States (719) 457-0820.  The access code is 734913.  Replay of the call will also be available as a web cast on Array’s web site at www.arraybiopharma.com.

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About Array BioPharma:

Array BioPharma is a drug discovery company creating new small molecule drugs through the integration of chemistry, biology and informatics.  Our experienced scientists use an integrated set of drug discovery technologies, which we call the Array Discovery Platform, to invent small molecule drugs in collaboration with leading pharmaceutical and biotechnology companies and to build our own pipeline of proprietary drug candidates.  For more information on Array BioPharma, please visit our web site at www.arraybiopharma.com.

Array Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on Form 10-K for the fiscal year ended June 30, 2002, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to collaborate with and fund third parties on their drug discovery activities, the ability of our collaborators and of Array to meet drug discovery objectives tied to milestones and royalties, our ability to continue to fund and successfully progress internal research efforts, and our ability to attract and retain experienced scientists and management. We are providing this information as of May 5, 2003. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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Array BioPharma Inc.

Condensed Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
	(unaudited)		(unaudited)

Revenue	$8,027	$9,504	$28,033	$25,054
Cost of revenue*	5,489	4,984	16,629	13,979
Gross profit	2,538	4,520	11,404	11,075

Research and development for collaborations*	2,823	1,905	6,651	5,470
Research and development for proprietary drug discovery*	3,014	1,578	7,475	3,700
Selling, general and administrative expenses*	2,411	1,589	6,430	4,696
Compensation related to stock option grants	575	589	1,727	1,933
Total operating expenses	8,823	5,661	22,283	15,799

Loss from operations	(6,285)	(1,141)	(10,879)	(4,724)
Interest income	172	277	658	1,089
Net loss	$(6,113)	$(864)	$(10,221)	$(3,635)

Basic and diluted net loss per share	$(0.22)	$(0.03)	$(0.37)	$(0.15)
Number of shares used to compute per share data	27,930	25,438	27,735	24,092

* Excludes compensation related to option grants

Summary Balance Sheet Data

(in thousands)

	March 31, 2003	June 30, 2002
	(unaudited)

Cash, cash equivalents and marketable securities	$41,009	$59,598
Property, plant and equipment, net	39,566	35,788
Working capital	46,307	57,350
Total assets	95,697	107,915
Stockholders’ equity	86,743	93,901

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